Exhibit 10.20

THIRD AMENDED AND RESTATED TERM LOAN AGREEMENT

This Third Amended and Restated Term Loan Agreement (the “Agreement”) is made as of May 20, 2006 between LEMAITRE VASCULAR, INC. formerly known as Vascutech, Inc., a Delaware corporation, having its principal place of business at 26 Ray Avenue, Burlington, Massachusetts 01803 (the “Borrower”) and BROWN BROTHERS HARRIMAN & CO., having a place of business at 40 Water Street, Boston, Massachusetts 02109 (the “Bank”).

WHEREAS, the Bank has previously made available to the Borrower a term loan in the original principal amount of $2,160,000 (the “$2.1MM Term Loan”) in accordance with a Second Amended and Restated Term Loan Agreement dated as of April 11, 2003, by and between the Bank and the Borrower, as amended to date (the “Old Agreement”);

WHEREAS, the Borrower has requested, and the Bank has agreed to modify certain of the financial covenants set forth herein and to provide other increased credit facilities to the Borrower, provided that the Old Agreement be amended and restated in its entirety;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank the Borrower agree to amend and restate the Old Agreement in its entirety as follows:

1.0. LOANS.

1.1	Amount of Loans. The Bank previously made a term loan to the Borrower in the original principal amount of $2,160,000 and with a current outstanding principal balance of $864,000 (“Term Loan A”) (Term Loan A and any other loans provided hereunder are, collectively, the “Loans”).

1.2	Loan Terms. Term Loan A shall have a Maturity Date of the earlier of:

a. April 11, 2008; or

b. Any date prior to that where the principal and interest balances are repaid in full, at which time Term Loan A shall be cancelled;

and shall be evidenced by a certain Amended and Restated Time Note (Secured) in the original principal amount of $ 864,000 dated as of May 20, 2006 executed by the Borrower in favor of the Bank, as amended or restated from time to time hereafter (“Note A”) which amends and restates in its entirety an Amended, Restated and Combined Time Note (Secured) in the original principal amount of $2,160,000 dated as of April 11, 2003 executed by the Borrower in favor of the Bank.

1.3.	Rate of Interest and Manner of Repayment. Term Loan A or any portion of the principal outstanding hereunder, shall at the Borrower’s election from time to time in accordance with this Agreement, bear interest (i) at a per annum rate equal to the “Base Rate” (as defined herein) plus 50 basis points, adjusted daily (a “Term A Base Rate Loan”) or, (ii) subject to the terms of this Agreement, at a per annum rate equal to LIBOR plus 350 basis points (a “Term A LIBOR Loan”). As used herein, “Base Rate” shall mean the rate announced by the Bank in Boston, Massachusetts as its base rate. As used herein, “LIBOR” rate means the percentage rate per annum equal to the offered quotation determined by the Bank from time to time as its LIBOR rate on the borrowing date for a 90 day interest period.

Interest on a Term A Base Rate Loan shall be payable monthly in arrears on the first day of each month, commencing on the first such date following the date hereof, and on the Maturity Date. Any change in the interest rate on a Term A Base Rate Loan resulting from a change in the Base Rate is to be effective at the beginning of the day of such change in the Base Rate. Interest on a Term A LIBOR Loan shall be payable quarterly in arrears on the 11th day of each quarter, commencing on the first such date following the date hereof and on the Maturity Date. On the 11th day of each such quarter hereunder and in accordance with the terms of this Agreement, the Borrower may request that the Bank adjust the interest rate to the then current LIBOR rate plus 350 basis points per annum for a subsequent quarterly period or the Borrower may elect to convert the principal outstanding thereunder to a Term A Base Rate Loan. Interest is calculated on the basis of actual days elapsed and a 360-day year.

Principal on Term Loan A shall be paid in consecutive quarterly installments of $108,000.00, beginning on July 30, 2003 and payable quarterly thereafter on each subsequent October 30th,, January 30th, April 30th and July 30th, with the final payment due on April 11, 2008 in the amount of any remaining principal, accrued interest, costs, fees and such other sums as may then be due. Notwithstanding the foregoing provision, all outstanding principal, interest and other sums due hereunder shall be due and payable in full on the earlier of (i) demand and acceleration by the Bank following the occurrence of an Event of Default, (ii) the Maturity Date, or (iii) the completion of an initial public offering of the Borrower’s stock. The Bank shall cancel and return Note A and release the collateral following repayment.

Any notice from Borrower of prepayment under this Agreement will oblige the Borrower to prepay in accordance with that notice. Other than as expressly set forth herein, a Loan may be prepaid hereunder at any time in whole or in part without penalty. A Term A LIBOR Loan may not be prepaid in whole or in part without a penalty. The Borrower agrees to compensate the Bank for any funding losses or other costs incurred as a result of the prepayment of a Loan, whether upon demand or otherwise, upon presentation by the Bank of a statement of the amount and setting forth the Bank’s calculation thereof, which statement will be deemed true and correct absent manifest error. Any repayment or prepayment (as the case may be) shall be made together with all unpaid interest accrued on the amount of that repayment or prepayment together with such other costs as provided herein. The Borrower shall also pay the unwind costs associated with any then-outstanding interest rate contract between the Borrower and the Bank with respect to the Loan.

In the event that on any date on which the LIBOR rate with respect to Term Loan A would otherwise be set, the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR rate, or at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that:

(i) the making or continuation of any Loan at the LIBOR plus 350 basis points has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the London Interbank Eurodollar Market, or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

(ii) the LIBOR rate shall no longer represent the effective cost to the Bank for US dollar deposit in the London Interbank Market for deposits in which it regularly participates;

then, and in any such event, the Bank shall forthwith so notify the Borrower thereof. Any principal amount outstanding under Term Loan A shall thereafter accrue interest at the rate per annum equal to the Bank’s Base Rate, as adjusted daily. As used herein, “Base Rate” shall mean that rate of interest announced by the Bank from time to time in Boston, Massachusetts as its base rate.

The Borrower may not reborrow any principal repaid hereunder.

2.0. BORROWER’S REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that:

2.1	Incorporation, Qualification and Corporate Power. The Borrower is a company duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified and in good standing in the following states, which are the only states in which it is doing business: Arizona, Alabama, California, Colorado, Florida, Georgia, Indiana, Maryland, Massachusetts, Mississippi, Missouri, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia, Washington, and Wisconsin, except where the failure to be so qualified or to be in good standing in any such state would not have a material adverse effect on the Borrower or on the Collateral. The Borrower has the corporate power to own its property and conduct its business as now conducted.

2.2	Authorization. The execution, delivery and performance of this Agreement are within the Borrower’s corporate powers and have been duly authorized by such votes of the board of directors as applicable law requires. A certificate of the corporate secretary conclusively evidencing such votes is delivered herewith.

2.3	Other Obligations. The execution, delivery and performance of this Agreement are not in contravention of law nor of the terms of the Borrower’s charter, by-laws, or any indenture, agreement or undertaking to which the Borrower is a party or by which it is bound.

2.4	Records. All incorporation papers and all amendments thereto of the Borrower have been duly filed and are in proper order. All books, records and reports of the Borrower, including but not limited to its minute books, by-laws, and books of account, are accurate and up to date. The Borrower has filed all federal and state tax returns required by law, except as accrued for on the Borrower’s balance sheet as of March 31, 2006 or where the failure to so file would not have a material adverse effect on the Borrower or on the Collateral.

2.5	Stock. All capital stock issued by the Borrower which is outstanding has been properly issued and paid for.

2.6	Title to Property. With the exception of the items named below (and leased equipment), the Borrower owns all of its personal property and has good, clear and marketable title thereto, free and clear of all liens and encumbrances, and there are no outstanding commitments of the Borrower to sell, mortgage, lease or otherwise dispose of said property other than in the ordinary course of business.

2.7	Office. The Borrower’s principal place of business and chief executive office is located at 63 Second Avenue, Burlington, MA 01803.

2.8	Equipment. The Borrower keeps its equipment in its offices at the following locations: Burlington, MA; Phoenix, AZ; Tokyo, Japan; and Sulzbach, Germany.

2.9	Inventory. The Borrower keeps substantially all of its inventory only at the following locations: Burlington, MA; Phoenix, AZ; Tokyo, Japan; and Sulzbach, Germany.

2.10	Accounts. The Borrower keeps its records concerning its accounts at 63 Second Avenue, Burlington, MA 01803.

2.11	Places of Business. The Borrower has no other places of business other than those already listed above.

2.12	Continuing Representations. The foregoing representations and warranties are made not only as of the date of this Agreement but as of each date on which the Bank makes a Loan.

3.0	Financial Statements. The Borrower’s latest balance sheet and statement of profit and loss have been delivered to the Bank, were prepared in accordance with generally accepted accounting principles consistently applied, and fairly represent the Borrower’s financial condition as of the date of this Agreement.

3.0 GENERAL OBLIGATIONS OF BORROWER. The Borrower agrees that:

3.1	Corporate Existence and Merger. The Borrower will maintain its corporate existence in good standing and shall comply with all laws and regulations of the United States or any state or political subdivision thereof, or of any governmental authority that may have jurisdiction over it or its business. The Borrower will not merge or consolidate with any other corporation without the Bank’s consent.

3.2	Account Relationship. The Borrower will maintain an operating account at the Bank for as long as the Agreement remains in place.

3.3	Dividends. The Borrower will not pay dividends or make distributions without the Bank’s prior written consent, which consent shall not be unreasonably withheld, to any individual, corporation or any other entity, except however, that the Borrower may pay dividends to LeMaitre Vascular KK or LeMaitre Vascular GmbH. The Borrower will notify the Bank of any and all such dividends within five business days of declaration. These dividends may be paid in cash or in kind on any class of its capital stock.

3.4	Securities. The Borrower will not invest in or purchase any stock, securities or interest in any individual without the prior written consent of the Bank. However, the Borrower may from time to time repurchase company stock.

3.5	Loans. The Borrower will not make any loans or advances to any individual, unrelated firm or unrelated corporation, including but not limited to its officers and employees; provided, however, that the Borrower may make advances to its employees, including its officers, with respect to expenses incurred by such employees in the usual course of the Borrower’s business when such expenses are reimbursable by the Borrower. The Borrower may also make advances to certain individuals and entities related to corporate acquisitions by the Borrower.

3.6	Guaranties. The Borrower will not guarantee the obligation of any individual or entity, other than wholly-owned subsidiaries.

3.7	Sales. The Borrower will not sell or dispose of any of its assets except in the ordinary and usual course of its business.

3.8	Reimbursement. The Borrower will reimburse the Bank on demand for any sums paid or advanced by the Bank to satisfy any tax, lien or security interest or other encumbrance on the Collateral, to provide insurance on the Collateral or to pay for the maintenance and preservation of the Collateral; provided, however, that the Bank shall not be obligated to make any such payments or advances. Any such sums paid or advanced by the Bank shall be deemed part of the Obligations and secured by the Collateral.

3.9	Inspection. The Borrower will keep accurate and complete records of the Collateral, and the Bank or any of its agents shall have the right to inspect the Collateral wherever located and to visit the Borrower’s place or places of business, at intervals to be determined by the Bank and without the Borrower’s hindrance or delay, to inspect, audit, check and make extracts from any copies of books, records, journals, orders, receipts and correspondence that relate to the Collateral or to the Borrower’s general financial condition. Upon a Default or Event of Default, the Borrower shall reimburse the Bank for the cost of performing any such inspection or audit.

3.10	Information from Borrower’s Contractors. Upon a Default or Event of Default, the Borrower hereby authorizes the Bank to obtain from the Borrower’s contractors (including accountants and computer service bureaus) any and all information regarding the Borrower’s business, instructs all such contractors to provide such information to the Bank, and waives all claims of confidentiality and to damages arising from such disclosure of proprietary information.

3.11

Insurance. The Borrower shall have and maintain at all times with respect to the Collateral insurance against risks of fire, so-called extended coverage, sprinkler leakage and other risks customarily insured against by companies engaged in businesses similar to that of the Borrower including product liability insurance, in such amounts, containing such terms, in such form, for such periods and written by such companies as may be reasonably satisfactory to the Bank. All policies of insurance shall provide for a minimum of ten (10) days written notice of cancellation to the Bank. At the Bank’s request, the Borrower shall furnish to the Bank insurance certificates or other evidence satisfactory to the Bank of the Borrower’s compliance thereof.

3.12	Different Places of Business. The Borrower will promptly notify the Bank in writing of any change in the location of its chief executive office, principal place of business, the place where its inventory or records of its accounts are kept, or other places of business (with the exception of where its sales persons are hired). In addition, the Borrower will promptly notify the Bank of the establishment of any new location where inventory or records of its accounts are kept, or other new places of business (with the exception of where its sales persons are hired).

3.13	Annual and Quarterly Reports, Projections. The Borrower will furnish to the Bank annually, within ninety (90) days after the close of each fiscal year, a full and complete signed copy of the Borrower’s consolidated annual report audited by certified public accountants reasonably acceptable to the Bank. The Borrower’s annual report shall include balance sheets of the Borrower as at the end of such year and a statement of profit and loss of the Borrower reflecting its operations during such year. Such annual report shall include the unqualified opinion of the Borrower’s certified public accountants that such reports were prepared in accordance with generally accepted accounting principles consistently applied and fairly represent the Borrower’s financial condition. In addition, the Borrower will furnish to the Bank quarterly within forty-five (45) days after the close of each fiscal quarter, the Borrower’s consolidated quarterly report prepared by the Borrower’s management. The Borrower’s monthly report shall include balance sheets of the Borrower as at the end of such quarter and a statement of profit and loss of the Borrower reflecting its operations during such year. In addition, the Borrower will furnish to the Bank prior January 31 of each fiscal year, a projected budget for that fiscal year as approved by the Borrower’s Board of Directors.

3.14	Accounts Receivable Report; Additional Reports. The Borrower will furnish to the Bank a report setting forth the summary of all accounts receivable owing to the Borrower and such other information as the Bank shall request within fifteen (15) days after the close of each fiscal quarter, and more often and as requested from time to time by the Bank. In addition, the Borrower shall provide any other information reasonably requested by the Bank concerning the Borrower’s operations or financial condition.

3.15	Financing Statements. The Borrower will execute one or more financing statements and pay the cost of filing them whenever filing is deemed by the Bank to be necessary or desirable. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

3.16	Other Documents. The Borrower will execute and deliver such other documents and instruments as the Bank shall request in order to effect, evidence or perfect its security interest under this Agreement, including but not limited to promissory notes, stock certificates and other negotiable instruments belonging to the Borrower, bankbooks and insurance policies, and notices to banks and insurance companies of the Bank’s interest in bank accounts or insurance policies. The Borrower shall also execute separate assignments of accounts if requested by the Bank.

3.17	Capital Equipment Leases. The Borrower shall not incur indebtedness in connection with the acquisition after the date hereof of any personal property by the Borrower or any of its subsidiaries under any capital lease which exceeds $500,000 in the aggregate during any single fiscal year. Accordingly and provided that the aggregate of all such capital leases in any single fiscal year shall not exceed $500,000, the Bank shall not unreasonably withhold its consent to such lease(s) and the lessors’ security interest thereunder.

3.18	Ownership and Control. The Borrower shall not effect a 51% change in control in its current ownership without the prior written consent of the Bank.

3.19	Additional Indebtedness and Encumbrances. Other than as set forth below, the Borrower will not create or permit any additional indebtedness (excluding the Obligations to the Bank) nor will the Borrower create or permit to subsist any encumbrance or security interest over all or any of its present or future revenues or assets. Notwithstanding the foregoing, Borrower shall be permitted to grant to Tyco Healthcare Group LP (“Tyco”) a reversionary interest in certain patents that Borrower may acquire from Tyco, which reversionary interest would be triggered should Borrower fail to make a certain $200,000 payment to Tyco. The following additional indebtedness shall be permitted:

(a) indebtedness in respect of accounts payable, capital expenditures, and accrued expenses, other than for borrowed money, of the Borrower incurred either in the ordinary course of business or in connection with an initial public offering of the Borrower’s common stock;

(a) indebtedness incurred under any capital or operating lease, subject to any limitations set forth herein;

(b) indebtedness for the costs of obtaining a bond in connection with a judgment against the Borrower, so long as such judgment or the obtaining of such bond does not otherwise constitute a default;

(c) indebtedness of the Borrower in respect of salaries, bonuses and employee benefits;

(d) indebtedness of the Borrower in respect of pre-paid revenues; and

(e) indebtedness of the Borrower in respect of deferred purchase price payments in connection with acquisitions undertaken by Borrower.

3.20	Security Interest. As security for the payment and performance of the Obligations (as hereafter defined) of the Borrower, for valuable consideration, the receipt of which is acknowledged, the Borrower hereby grants to the Bank a security interest in all of the Borrower’s tangible and intangible property, whether now owned or existing, or hereafter acquired or arising, including:

(a) all goods (which shall mean and include all inventory, merchandise, raw materials, supplies, work in process, finished goods and other tangible personal property held by the Borrower for processing, sale or lease or furnished or to be furnished by the Borrower under the contracts of sale or service or to be used or consumed in the Borrower’s business), as well as all goods in transit, and all returned or rejected goods, and all documents which represent any of the foregoing;

(b) all accounts (which shall mean and include all accounts receivable, notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or leased or for services rendered whether or not earned by performance), as well as all right, title and interest of the Borrower in the goods which have given rise thereto, including the right of stoppage in transit;

(c) all equipment, machinery, tools, dies, molds, furniture, furnishings, all tangible personal property similar to any of the foregoing, and all equipment as defined in Section 9-109(2) of the Massachusetts General Laws, Chapter 106, wherever the same may be located;

(d) all general intangibles, including, without limitation, customer lists, contract rights, causes of action, goodwill, royalties, licenses, franchises, permits, intellectual property, blueprints, drawings, manuals, technical data, trade secrets, trade names, trademarks, copyrights and patents and applications therefor;

(e) all chattel paper of every kind and description, including all additions thereto and substitutions therefor;

(f) all rights to the payment of money, including without limitation, amounts due from affiliates, all tax refunds of every kind and nature including loss carrryback refunds, insurance policies and proceeds, factoring agreements, and all rights to deposit or advance payments;

(g) all business records and files (including, without limitation, computer programs, disks, tapes and related electronic data processing media) and writing of the Borrower in which the Borrower has an interest in any way relating to the foregoing property, and all rights of the Borrower to retrieval from third parties of electronically processed and recorded information pertaining to any such property;

(h) all documents, documents of title, and instruments (whether negotiable or non-negotiable);

(i) all liens, guaranties and securities for any of the foregoing (a) through (h); and

(j) all products of, accessions to, and proceeds of any of the foregoing (a) through (i).

All of such property in (a) through (j) above is collectively referred to as the “Collateral.”

3.21	Obligations Secured. The security interest granted herein secures the repayment of the Loans (including any Fees due hereunder and any unpaid principal outstanding under a $5,500,000 Second Amended and Restated Revolving Promissory Note (Secured) dated as of May 20, 2006 executed by the Borrower in favor of the Bank, and as amended from time to time hereafter and any other obligations incurred the Borrower to the Bank of every kind and description, whether now existing or hereafter arising (the “Obligations”).

4.0 FINANCIAL COVENANTS. Until the Loans shall have been paid in full and /or for so long as the Bank shall be committed to make Loans under this Agreement, the Borrower covenants that it will comply with the following and will provide evidence of such compliance to the Bank within forty-five (45) days after the end of each fiscal quarter:

Financial Tests: The Borrower shall comply with the following financial tests at all times, and such financial tests will be tested on a quarterly basis, based on consolidated financial results of the Borrower.

(a)	Leverage Test: Consolidated Total Liabilities* divided by Tangible Net Worth** shall not be greater than 2.0:1 at the end of each fiscal quarter through March 31, 2007, thereafter Consolidated Total Liabilities divided by Tangible Net Worth shall not be greater than 1.5:1 at the end of each fiscal quarter.

(b)	Minimum Consolidated Tangible Net Worth Test: Consolidated Tangible Net Worth** shall not be less than $5,600,000 plus (i) 50% of quarterly Net Income*** at 06/30/06 and at the end of each of the Borrower’s fiscal quarters thereafter (but only if a positive Net Income), and (ii) 90% of any additional paid-in-capital.

(c)	Profitability: (a) Quarterly EBITDA+ loss of not more than $800,000 for the fiscal quarter ending 9/30/06; and (b) quarterly EBITDA of at least $1 for each of the fiscal quarters ending 12/30/06 and thereafter. If the Borrower raises at least $50,000,000 through an initial public offering, this test will not take effect.

*Consolidated Total Liabilities: For the purposes of the above referenced financial tests shall be defined as Total Liabilities, provided, however, that Consolidated Total Liabilities shall exclude the Borrower’s liability for stock based compensation issued to employees in 1997 and classified as liability awards under SFAS No. 123R.

**Tangible Net Worth: For the purposes of the above referenced financial tests shall be defined as Total Stockholders Equity less Goodwill and other Intangibles. Tangible Net Worth shall exclude both (i) any effect of the accounting treatment required under SFAS No. 123R related to stock based compensation issued to employees in 1997, and (ii) any charges related to the reversal of expenses capitalized in connection with the Borrower’s initial public offering.

***Net Income: For the purposes of the above referenced financial tests Net Income shall be defined as earnings after interest expense, taxes, depreciation expense, and amortization expense as of the date of measurement.

+EBITDA: For the purposes of the above referenced financial tests shall be defined as operating income plus depreciation and amortization expense excluding any charges related to the reversal of expenses capitalized in connection with the Borrower’s initial public offering.

5.0.	DEFAULT. The Bank shall give notice of default, but such notice shall not affect any of the Bank’s rights under this Agreement nor shall such notice be required as a condition precedent to a default hereunder. The Borrower shall be in default under this Agreement and under all other agreements with the Bank upon the happening of any of the following events or conditions, without demand or notice from the Bank:

5.1.	The Borrower’s failure to pay when due any Obligation, whether by maturity, acceleration or otherwise, after having been given a five (5) day grace period;

5.2.	Any warranty, representation or statement made or furnished to the Bank by, or on behalf of, the Borrower is materially false;

5.3.	The Borrower’s failure to perform any of its agreements, obligations, warranties or representations in this Agreement shall represent a default unless such failure is cured within thirty (30) days from its occurrence;

5.4.	The Borrower’s failure to perform any agreement with any other person or entity for borrowed money or lease of real or personal property shall represent a default unless such failure is cured within thirty (30) days from its occurrence or is otherwise contested in good faith and on a reasonable basis by the Borrower;

5.5.	A breach, default or event of default shall occur under any other agreement between the Borrower and the Bank;

5.6.	The Borrower’s dissolution, termination of existence, insolvency, cessation of normal business operations, business failure, or the calling of a meeting of the Borrower’s creditors, or the Borrower’s admission of its inability to pay its debts as they become due or proposal of a moratorium or composition with any of its creditors, or the appointment of a custodian or receiver of any part of the Borrower’s property, or the making of an assignment or trust mortgage for the benefit of creditors by the Borrower, or the recording or existence of any lien for unpaid taxes after having been given thirty days to contest a lien, or the commencement of any proceeding under any bankruptcy or insolvency law by or against the Borrower. However, the commencement of any involuntary bankruptcy or involuntary insolvency proceeding against the Borrower will give the Borrower a sixty (60) day cure period before any such proceeding becomes a default;

5.7.	The occurrence of any Event of Default with respect to any guarantor, endorser, or surety to the Bank; or

5.8.	Any material adverse expansion in the nature of the Borrower’s principal line(s) of business, beyond the scope of, vascular surgery, interventional radiology and cardiovascular surgery.

6.0.	RIGHTS UPON DEFAULT. Upon default, without presentment, demand, protest, advertisement or notice of any kind, the Bank may exercise its right to make all Obligations immediately due and payable.

7.0.	GENERAL.

7.1.	Set-off. Any and all deposits or other sums at any time credited by or due from the Bank to the Borrower shall at all times constitute additional security for the Obligations and may be set off against any Obligations upon an event of default, whether or not other security held by the Bank is considered by the Bank to be adequate. Any and all property owned by the Borrower or in which the Borrower has an interest, which now or hereafter comes into the possession or control of the Bank or of any third party acting in the Bank’s behalf, shall constitute additional security for the Obligations and may be applied upon an event of default to the Obligations then owing, whether due or not due.

7.2.

Borrower’s Obligation to Pay Expenses of Bank. The Borrower shall pay to the Bank on demand any and all reasonable counsel fees and other expenses incurred by the Bank (a) in connection with the preparation or interpretation of this Agreement, documents relating thereto or modifications thereof, (b) to enforce and collect payment of the Obligations from the Borrower or any guarantor, and (c) in the prosecution or defense of any action arising under or related to the subject matter of this Agreement. All such fees and expenses shall be added to the principal amount of any indebtedness owed by the Borrower or the Bank and shall constitute part of the Obligations secured hereby.

7.3.	Waivers. The Borrower waives demand, presentment, protest, notice of nonpayment and all other notices except those specifically provided in this Agreement. No delay or omission by the Bank in exercising any of its rights shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not operate as a waiver on any future occasion. All of the Bank’s rights and remedies, whether arising out of this Agreement or any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

7.4.	Construction. The laws of Massachusetts shall govern the construction of this Agreement. No amendment of this Agreement shall be effective unless in writing and executed by the Borrower and the Bank.

7.5.	Indemnification. The Borrower agrees to indemnity the Bank and to hold the Bank harmless from and against any loss, costs or expense (including reasonable outside attorneys’ fees) that such Bank may sustain or incur as a consequence of a the occurrence of any default or of any prepayment under this Agreement. The foregoing indemnity shall extend to any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed in order to carry any unpaid amount and to any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties required to make, maintain the Loan (or any part of it) or any other amount due or to become due under this Agreement.

7.6	This Agreement shall amend, restate, supersede and replaces the Old Agreement in its entirety.

EXECUTED as an instrument under seal as of the date first above written.

Attest:	LEMAITRE VASCULAR, INC.

/s/ Aaron Grossman	By:	/s/ Joseph Pellegrino, Jr.
	Name:	Joseph P. Pellegrino, Jr.
	Title:	Executive Vice President – Finance

BROWN BROTHERS HARRIMAN & CO.

	By:	/s/ J. Edward Hall
	Name:	J. Edward Hall
	Title:	Managing Director